Exhibit 10.53

INTELLECTUAL PROPERTY RIGHTS AGREEMENT

This Intellectual Property Rights Agreement (this “Agreement”) is made and entered into as of June 30, 2000 (“Effective Date”), between Intersil Corporation, a corporation organized under the laws of Delaware (“Parent”) and ChipPAC Limited, a corporation organized under the laws of the British Virgin Islands (“Buyer”) (the Parent and Buyer are herein referred to collectively as the “Parties” and individually as a “Party”).

WHEREAS, Buyer, Parent, ChipPAC, Inc. and Sapphire World Investments, Inc., a wholly-owned indirect subsidiary of Parent (“Sapphire”), have entered into that certain Stock Purchase Agreement, dated as of June 30, 2000 (the “Purchase Agreement”), providing for the sale by Sapphire to Buyer of all of the issued and outstanding capital stock of Intersil Technology Sdn. Bhd. (the “Company”); and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that Parent and Buyer enter into this Agreement pursuant to which Parent shall license, sublicense or assign to Buyer rights in certain intellectual property in accordance with the terms and conditions of this Agreement, and Buyer shall license back to Parent rights in certain intellectual property in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. As used in this Agreement, capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement. As used herein the following terms shall have the following meanings:

1.1 “Affiliate” of any particular Person shall mean any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, a Person shall be deemed to be in “control” if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Person in question, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Assigned Intellectual Property” means the Intellectual Property Rights assigned to Buyer in accordance with Sections 2 and 4 of this Agreement.

1.3 “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions, disclosures, and discoveries, whether or not patentable, and whether or not reduced to practice (“Patents”); (ii) all trade secrets, know-how, proprietary information, technical data, improvements, technology, computer programs (in source code and executable code form, and whether embodied in software, firmware or otherwise), documentation (including software documentation), drawings, designs, flow charts, specifications, logic diagrams, programmer notes, protocols, files, records, databases, formulae, compositions, processes, manufacturing and production processes and techniques, research and development information, improvements, proposals, and technical data (“Technical Information”); (iii) all copyrights, works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”), excluding maskworks; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including but not limited to computer program rights and registrations and applications therefor; and (vi) all copies and tangible embodiments of the foregoing (in whatever form or media). Intellectual Property Rights shall exclude any and all rights uniquely related to the Products (as defined in the Supply Agreement) and used by the Company in providing Services (as defined in the Supply Agreement) to Intersil under the Supply Agreement, including but not limited to bonding diagrams, test programs, maskworks, trademarks and test boards owned or licensed by Intersil or one of its Affiliates.

1.4 “Licensed Intellectual Property” means the Intellectual Property Rights licensed or sublicensed to Buyer in accordance with Section 5 of this Agreement.

1.5 “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

1.6 “Services Agreement” means that certain Services Agreement dated as of the date hereof between Buyer and Parent, as the same may be amended or modified from time to time.

1.7 “Supply Agreement” means that certain Supply Agreement dated as of the date hereof between Buyer and Parent, as the same may be amended or modified from time to time.

2. Assignment of Intellectual Property Rights. Parent hereby assigns and transfers, and shall cause each of its Affiliates (as necessary) to assign and transfer, to Buyer the entire right, title and interest in and to those Intellectual Property Rights used exclusively in or associated exclusively with the Company’s business as listed in Schedule 2 (which consists of Subschedules 2(a), 2(b), and 2(c)), in each case together with all income, royalties, damages or payments due or payable as of the Effective Date or thereafter, including, without limitation, all claims for damages by reason of past, present or future infringement or other unauthorized use of such Intellectual Property Rights, with the right to sue for and collect the same for Buyer’s own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives.

2.1 License Back. Notwithstanding anything in Section 2 to the contrary, Buyer hereby grants back to Parent, with the right to grant sublicenses to its Affiliates, a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license and right to use those patents listed on Subschedule 2(a).

3. Prosecution; Assignment Recordal. From and after the Effective Date, Buyer shall be responsible, in its discretion, for the prosecution and maintenance of the Intellectual Property Rights listed in Subschedules 2(a), 2(b) and 2(c) and for filing applications on any inventions contained in the Technical Information described in Subschedule 2(c). Parent shall cooperate with Buyer and sign all documents necessary and proper to prosecute all such applications, to assign the Intellectual Property Rights listed in Schedule 2 to Buyer and to register those assignments in the patent, trademark and copyright offices of the relevant countries. Buyer shall be responsible for preparing and filing any such assignment documents. Consistent with Buyer’s responsibilities and ownership of the Intellectual Property Rights listed in Schedule 2, the Parties will execute, at Closing, a power of attorney revoking the power of attorney of Parent’s counsel and appointing Buyer’s counsel to receive correspondence and prosecute such Intellectual Property Rights.

4. Assignment of Licenses. Parent hereby assigns and transfers, and shall cause cause each of its Affiliates (as necessary) to assign and transfer, to Buyer and Buyer hereby accepts assignment of, all of Parent’s and its Affiliates’ rights and obligations under those license agreements listed in Schedule 4.

5. Licensed Intellectual Property Rights.

5.1 Grant of License. Parent hereby grants, and shall cause each of its Affiliates (as necessary) to grant, to Buyer a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license and right to use, with the right to grant sublicenses to Affiliates, all the Intellectual Property Rights used in or related to the operation of the Company’s business and not assigned to Buyer under Sections 2 or 4 hereof or sublicensed to Buyer under Section 5.2 hereof, as specifically set forth in Subschedules 5(a), 5(b) and 5(c).

5.2 Grant of Sublicense. Parent hereby grants, and shall cause each of its Affiliates (as necessary) to grant, to Buyer a sublicense and right to use, with the right to grant further sublicenses to Buyer’s Affiliates, all Intellectual Property Rights used in or related to the operation of the Company’s business and not assigned to Buyer under Sections 2 or 4 hereof or licensed to Buyer under Section 5.1 hereof, as specifically set forth in Subschedule 5(d), which sublicense shall be identical in scope to the license granted to Parent by such third party and subject to all obligations imposed on the licensee in any such license agreement.

5.3 Reservation of Rights. This Agreement contains no grants to Buyer under any other Intellectual Property Rights of Parent except as provided in Sections 2, 4, 5.1 and 5.2.

5.4 Maintenance of Licensed Intellectual Property. In the event that Parent determines not to pay any or all of the maintenance or renewal fees or annuities applicable to the Licensed Intellectual Property (including the Intellectual Property Rights sublicensed to Buyer pursuant to Section 5.2, to the extent Parent or any applicable Affiliate has the right to pay such fees or annuities), Parent shall use its commercially reasonable efforts to notify Buyer of Parent’s decision prior to the deadline for filing such fees or annuities. If Buyer elects to pay any such fee, Parent shall assign, or shall cause its appropriate Affiliate to assign, at no cost, such Licensed Intellectual Property to Buyer (including the Intellectual Property Rights sublicensed to Buyer, to the extent Parent or its appropriate Affiliate has the right to do so).

5.5 Software License Transfers. The assignment of and the grant of the rights described in Section 4 and Section 5.2 are subject, in all respects, to the Parties obtaining any required approval of the third parties to any relevant license agreement. Buyer will pay for any necessary software license transfer fees required to be paid to any third party software licensor as a result of the transfer and sublicense contemplated in Section 4 and Section 5.2, respectively. Each of the Parties shall use commercially reasonable efforts to (i) obtain any consent required in connection with the assignment of and the grant of the rights specified in Section 4 and Section 5.2 (and the Parties shall jointly develop and execute a mutually agreeable plan to seek and obtain any such required consents) and (ii) minimize the cost of any software license transfer fees required to be paid pursuant to this Section 5.5.

5.6 Use Limitations. The software licenses and software sublicenses granted pursuant to Section 5.1 and Section 5.2, respectively, are subject to the restrictions on maintenance set forth in the Services Agreement, it being agreed that if the Services Agreement expires or terminates and such software is no longer integrated into Parent’s systems, all such restrictions shall terminate and be of no further force and effect.

6. Protection and Enforcement.

6.1 Notice. Each of the Parties shall promptly notify the other in writing if it: (i) receives any notice or becomes aware of any information that in any way affects the other Party’s rights under this Agreement; or (ii) becomes aware of any actual or suspected infringement, misappropriation or misuse by a third party of the Assigned Intellectual Property or the Licensed Intellectual Property.

6.2 Enforcement. Neither Party shall be obligated to enforce its Intellectual Property Rights against actual or suspected infringers, provided however, that in the event Buyer reasonably determines the actual or suspected infringement of Licensed Intellectual Property is detrimental to Buyer, the Parties agree to negotiate in good faith a course of action to challenge the actual or suspected infringement, which shall include the right for Buyer to take action, at its own expense, against such actual or suspected infringer and retain any and all recoveries therefrom in the event Parent chooses not to take any such action.

7. Term and Termination. This Agreement shall commence on the Effective Date and shall continue thereafter in perpetuity unless and until this Agreement is terminated, in whole or in part, by Buyer on thirty (30) days prior written notice to Parent. Upon termination by Buyer hereunder, all licenses granted to Buyer herein shall terminate immediately, and all obligations imposed herein on Parent shall terminate immediately; provided, however, that the license granted by Buyer to Parent pursuant to Section 2.1 shall continue in full force and effect.

8. Remedies for Material Breach. In the event of a material breach of this Agreement by either

Party, the other Party may pursue all available equitable and legal remedies (including without limitation injunctive relief and monetary damages) but in no event shall either Party have the right to terminate this Agreement or the licenses granted herein as a result of the other Party’s breach.

9. Confidentiality. It is anticipated that at least some of the information in the Licensed Intellectual Property and the Assigned Intellectual Property will be considered confidential by the Parties. Buyer and Parent agree to treat any such confidential information in accordance with Article 11 of the Supply Agreement.

10. Further Assurances. Each of the Parties agrees to execute and deliver such other documents and to take all such actions as the other Party, its successors, assigns or other legal representatives may reasonably request to effect the terms of this Agreement, including the execution and delivery of any and all affidavits, testimonies, declarations, oaths, samples, exhibits, specimens and other documentation as may be reasonably required.

11. Additional Transfers to Buyer. If it is determined after the Effective Date that any of the Intellectual Property Rights intended to be transferred pursuant to this Agreement were not transferred, as the sole remedy for such failure to transfer, Parent agrees to make such transfer, to the extent Parent had the right to do so as of the Effective Date, upon discovery of such non- transfer by Parent or upon the written request of Buyer.

12. Reassignment or Return to Parent; Correction of Errors on Schedules. Buyer agrees that, upon Parent’s reasonable request, and at Parent’s reasonable expense, Buyer and its Affiliates shall reassign or return, as the case may be and to the extent practicable, to Parent any Intellectual Property Rights that may reside in the transferred facilities as of the Effective Date but are not, pursuant to this Agreement, the Purchase Agreement or any of the other Ancillary Agreements transferred, assigned, licensed or sublicensed to Buyer, or that may have been inadvertently transferred or delivered by Parent to Buyer but should not have been so transferred or delivered in accordance with the terms of this Agreement, the Purchase Agreement or any of the other Ancillary Agreements. Each of the Parties acknowledges and agrees that they have used their best efforts to properly identify software owned or used by the Company and describe such software on the proper schedules to this Agreement in accordance with the principles that (i) software owned or licensed exclusively for the use of the Company was intended to be identified on Schedule 2(c) or Schedule 4 to this Agreement and (ii) software used both by the Company and other Intersil business operations was intended to be identified on Schedule 5(c) or Schedule 5(d) to this Agreement. To the extent following the Effective Date, that any Party discovers that errors have been made in the preparation of said schedules, the Parties agree that they shall correct any such errors and prepare revised schedules to this Agreement correcting any such errors in accordance with the requirements set forth in the preceding sentence.

13. Notice. All notices, demands and other communications to be given or delivered to any Party to this Agreement under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy, to the addresses and/or telecopy number indicated below

(unless another address is so specified in writing):

If to Parent, to:

Intersil Corporation

7585 Irvine Center Drive

Suite 100

Irvine, California 92618

Attention: Gregory L. Williams

Facsimile No.: (949) 341-7053

with a copy to:

Intersil Corporation

Irvine, California 92618

Attention: Steven M. Moran, Esq.

Facsimile No.: (949) 341-7053

If to the Buyer, to:

ChipPAC Limited

Craigmuir Chambers

Road Town, Tortola

British Virgin Islands

Attention: Richard Parsons    - Resident Director

Facsimile No.: (284) 494-7906

with a copy to:

ChipPAC, Inc.

3151 Coronado Drive

Santa Clara, California 95404

Attention: Robert Krakauer

Facsimile No.: (408) 486-5914

and to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Jeffrey C. Hammes, P.C.

Gary M. Holihan

Facsimile No.: (312) 861-2200

14. Assignment. Except as otherwise permitted hereunder and except for any subsequent assignment of any Assigned Intellectual Property, neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any Party hereto without the consent of the other Party. Notwithstanding the foregoing, Buyer shall be permitted to assign its rights and obligations under the Agreement (i) to any of its Affiliates, (ii) to any entity that acquires all or substantially all of its parent company’s assets, capital stock or the business to which this Agreement relates or (iii) for collateral security purposes to any lender providing financing to Buyer or its parent company. For clarification, a public offering of the common stock of Buyer or its parent company shall not constitute an assignment for the purposes of this Section 14.

15. No Waiver. Failure of any Party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time.

16. Entireties. This Agreement contains the entire agreement of the Parties. It may not be changed except by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

17. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

18. Dispute Resolution.

18.1 Each of the Parties hereto agrees that they will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

18.2 Any dispute, claim or controversy that cannot be resolved by the Parties through good faith negotiations within thirty (30) days of the notification to the other Party of the commencement of the dispute resolution procedures of this Section 18 will then, upon the written request of any Party hereto, be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the Parties. If the Parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of New York. The arbitration will be conducted in the English language in New York, New York. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

18.3 Nothing contained in this Section 18 shall prevent any Party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such Party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of any Party hereto to assert any claim or defense.

18.4 Each Party shall bear its own expenses incurred in any arbitration or litigation, but any expenses related to the compensation and the costs of any arbitrator shall be borne equally by the Parties.

18.5 The Parties, their representatives, other participants and the arbitrator shall hold the existence, content and result of arbitration in confidence.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

INTERSIL CORPORATION

By:	/s/ Tim Muth
Name:	Tim Muth
Title:	Vice President

CHIPPAC LIMITED

By:	/s/ Sharon St. Clair-Douglas
Name:	Sharon St. Clair-Douglas
Title:	Power of Attorney